Exhibit 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2014, (the “Effective Date”), by and among the parties listed on Schedule 1 attached hereto and made a part hereof (collectively and individually, “Contributor”), and AAC Holdings, Inc., a Nevada corporation (the “Company”). The Contributor and Company are collectively referred to herein as “Parties” and individually as a “Party”.

RECITALS

A. Contributor, collectively, is the owner of 100% of the common membership interests in Behavioral Healthcare Realty, LLC, a Delaware limited liability company (“Owner”).

B. The parties listed on Schedule 1-B attached hereto and made a part hereof (the “Series A Preferred Unit Holders”) own certain Series A Preferred Units of Owner as shown on Schedule 1-B (“Series A Preferred Units”) pursuant to the terms of the Operating Agreement of Owner. The Series A Preferred Units are not being redeemed, exchanged or contributed as part of this transaction and will remain unchanged following consummation of this transaction.

C. Owner is the owner of (i) 100% of the membership interests (“Concorde Interest”) in Concorde Real Estate, LLC, a Nevada limited liability company (“Concorde”), (ii) 100% of the membership interests (“Greenhouse Interest”) in Greenhouse Real Estate, LLC, a Texas limited liability company (“Greenhouse”) and (iii) 100% of the membership interests (“Academy Interest”) in The Academy Real Estate, LLC, a Delaware limited liability company (“Academy”). Concorde, Greenhouse and Academy are collectively referred to as “SPE Entities”. Concorde Interest, Greenhouse Interest and Academy Interest are collectively referred to as “SPE Entities Interest”.

D. Concorde is the owner in fee simple of that certain real property located at 2465 East Twain Avenue, Las Vegas, NV, 89121, as more particularly described in Exhibit A-1 attached hereto and incorporated herein by reference (together with all easements, licenses, covenants, and other rights appurtenant to the real property, and all right, title, and interest of Concorde in and to any land lying in the bed of any street, road, avenue, or alley, open or closed, in front of, abutting, or adjoining the real property and to the center line thereof the “Concorde Land”), together with all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Concorde Land (the “Concorde Improvements”), and the following tangible and intangible property (the “Concorde Personalty” and, together with the Concorde Land and the Concorde Improvements, the “Concorde Property”):

(i) all furniture, fixtures, equipment, appliances, machinery, signage and other personal property and replacements thereof, which are now, or may hereafter prior to the Closing Date (as herein defined) be placed in, attached to, or used in connection with the management, operation, maintenance, or repair of the Concorde Property and owned by Concorde, including without limitation the tangible personal property listed on Exhibit B-1 (“Concorde Tangible Personal Property”), attached hereto and incorporated herein by this reference;

(ii) all of Concorde’s right, title and interest in and to all leases, tenancy or occupancy agreements in and for all or any portion of the Concorde Property including any parking rights (each a “Concorde Lease” and collectively, the “Concorde Leases”), together with all refundable security or other deposits and prepaid rents made or to be made pursuant to such Concorde Leases (the “Concorde Tenant Deposits”);

(iii) all licenses, permits, approvals, certificates of occupancy, and other approvals, including, without limitation, sewer rights and permits, issued in connection with the operation of all or any part of the Concorde Property (collectively “Concorde Permits”);

(iv) all warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Concorde Property;

(v) all development rights, density rights and allocations, air rights, entitlements, and similar rights related to the Concorde Property;

(vi) all service, supply, security and maintenance contracts that relate to the Concorde Property and its mechanical equipment, elevators, and other elements to be maintained by Concorde pursuant to the terms hereof;

(vii) all trade names, website domains, telephone numbers and general intangibles relating to the Concorde Property along with advertising materials used in connection with the Concorde Property; and

(viii) all architectural, mechanical, electrical, and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Concorde Land or the Concorde Improvements, marketing materials, and models of the Concorde Property (“Concorde Property Materials”).

E. Greenhouse is the owner in fee simple of that certain real property located at 1171 107th Street, Grand Prairie, TX, 75050, as more particularly described in Exhibit A-2 attached hereto and incorporated herein by reference (together with all easements, licenses, covenants, and other rights appurtenant to the real property, and all right, title, and interest of Greenhouse in and to any land lying in the bed of any street, road, avenue, or alley, open or closed, in front of, abutting, or adjoining the real property and to the center line thereof the “Greenhouse Land”), together with all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Greenhouse Land (the “Greenhouse Improvements”), and the following tangible and intangible property (the “Greenhouse Personalty” and, together with the Greenhouse Land and the Greenhouse Improvements, the “Greenhouse Property”):

(i) all furniture, fixtures, equipment, appliances, machinery, signage and other personal property and replacements thereof, which are now, or may hereafter prior to the Closing Date (as herein defined) be placed in, attached to, or used in connection with the management, operation, maintenance, or repair of the Greenhouse Property and owned by Greenhouse, including without limitation the tangible personal property listed on Exhibit B-2 (“Greenhouse Tangible Personal Property’), attached hereto and incorporated herein by this reference;

(ii) all of Greenhouse’s right, title and interest in and to all leases, tenancy or occupancy agreements in and for all or any portion of the Greenhouse Property including any parking rights (each a “Greenhouse Lease” and collectively, the “Greenhouse Leases”), together with all refundable security or other deposits and prepaid rents made or to be made pursuant to such Greenhouse Leases (the “Greenhouse Tenant Deposits”);

(iii) all licenses, permits, approvals, certificates of occupancy, and other approvals, including, without limitation, sewer rights and permits, issued in connection with the operation of all or any part of the Greenhouse Property (collectively “Greenhouse Permits”);

(iv) all warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Greenhouse Property;

(v) all development rights, density rights and allocations, air rights, entitlements, and similar rights related to the Greenhouse Property;

(vi) all service, supply, security and maintenance contracts that relate to the Greenhouse Property and its mechanical equipment, elevators, and other elements to be maintained by Greenhouse pursuant to the terms hereof;

(vii) all trade names, website domains, telephone numbers and general intangibles relating to the Greenhouse Property along with advertising materials used in connection with the Greenhouse Property; and

(viii) all architectural, mechanical, electrical, and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Greenhouse Land or the Greenhouse Improvements, marketing materials, and models of the Greenhouse Property (“Greenhouse Property Materials”).

F. Academy is the owner in fee simple of that certain real property located at 12012 Boyette Road, Riverview, FL, 33549, as more particularly described in Exhibit A-3 attached hereto and incorporated herein by reference (together with all easements, licenses, covenants, and other rights appurtenant to the real property, and all right, title, and interest of Academy in and to any land lying in the bed of any street, road, avenue, or alley, open or closed, in front of, abutting, or adjoining the real property and to the center line thereof the “Academy Land”), together with all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Academy Land (the “Academy Improvements”), and the following tangible and intangible property (the “Academy Personalty” and, together with the Academy Land and the Academy Improvements, the “Academy Property”):

(i) all furniture, fixtures, equipment, appliances, machinery, signage and other personal property and replacements thereof, which are now, or may hereafter prior to the Closing Date (as herein defined) be placed in, attached to, or used in connection with the management, operation, maintenance, or repair of the Academy Property and owned by Academy, including without limitation the tangible personal property listed on Exhibit B-3 (“Academy Tangible Personal Property”), attached hereto and incorporated herein by this reference;

(ii) all of Academy’s right, title and interest in and to all leases, tenancy or occupancy agreements in and for all or any portion of the Academy Property including any parking rights (each a “Academy Lease” and collectively, the “Academy Leases”), together with all refundable security or other deposits and prepaid rents made or to be made pursuant to such Academy Leases (the “Academy Tenant Deposits”);

(iii) all licenses, permits, approvals, certificates of occupancy, and other approvals, including, without limitation, sewer rights and permits, issued in connection with the operation of all or any part of the Academy Property (collectively “Academy Permits”);

(iv) all warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Academy Property;

(v) all development rights, density rights and allocations, air rights, entitlements, and similar rights related to the Academy Property;

(vi) all service, supply, security and maintenance contracts that relate to the Academy Property and its mechanical equipment, elevators, and other elements to be maintained by Academy pursuant to the terms hereof;

(vii) all trade names, website domains, telephone numbers and general intangibles relating to the Academy Property along with advertising materials used in connection with the Academy Property; and

(viii) all architectural, mechanical, electrical, and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Academy Land or the Academy Improvements, marketing materials, and models of the Academy Property (“Academy Property Materials”).

G. Greenhouse is the owner in fee simple of that certain real property located at 2301 Avenue J, Arlington, TX 7600, as more particularly described in Exhibit A-4 attached hereto and incorporated herein by reference (together with all easements, licenses, covenants, and other rights appurtenant to the real property, and all right, title, and interest of Greenhouse in and to any land lying in the bed of any street, road, avenue, or alley, open or closed, in front of, abutting, or adjoining the real property and to the center line thereof the “Arlington Land”), together with all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Arlington Land (the “Arlington Improvements”), and the following tangible and intangible property (the “Arlington Personalty” and, together with the Arlington Land and the Arlington Improvements, the “Arlington Property”):

(i) all furniture, fixtures, equipment, appliances, machinery, signage and other personal property and replacements thereof, which are now, or may hereafter prior to the Closing Date (as herein defined) be placed in, attached to, or used in connection with the management, operation, maintenance, or repair of the Arlington Property and owned by Greenhouse, including without limitation the tangible personal property listed on Exhibit B-4 (“Arlington Tangible Personal Property’), attached hereto and incorporated herein by this reference;

(ii) all of Greenhouse’s right, title and interest in and to all leases, tenancy or occupancy agreements in and for all or any portion of the Arlington Property including any parking rights (each a “Arlington Lease” and collectively, the “Arlington Leases”), together with all refundable security or other deposits and prepaid rents made or to be made pursuant to such Arlington Leases (the “Arlington Tenant Deposits”);

(iii) all licenses, permits, approvals, certificates of occupancy, and other approvals, including, without limitation, sewer rights and permits, issued in connection with the operation of all or any part of the Arlington Property (collectively “Arlington Permits”);

(iv) all warranties, if any, issued by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Arlington Property;

(v) all development rights, density rights and allocations, air rights, entitlements, and similar rights related to the Arlington Property;

(vi) all service, supply, security and maintenance contracts that relate to the Arlington Property and its mechanical equipment, elevators, and other elements to be maintained by Greenhouse pursuant to the terms hereof;

(vii) all trade names, website domains, telephone numbers and general intangibles relating to the Arlington Property along with advertising materials used in connection with the Arlington Property; and

(viii) all architectural, mechanical, electrical, and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Arlington Land or the Arlington Improvements, marketing materials, and models of the Arlington Property (“Arlington Property Materials”).

H. The Concorde Property is currently encumbered by that certain loan with an original outstanding principal balance of $9,581,000.00 held by Wells Fargo Bank, National Association (the “Lender”) under those certain documents evidencing or securing the loan (the “Concorde Loan Documents”) identified on Exhibit C-1 attached hereto and incorporated herein by this reference (the “Concorde Loan”). The Greenhouse Property is currently encumbered by that certain loan with an original outstanding principal balance of $13,168,481.00 held by Lender under those certain documents evidencing or securing the loan (the “Greenhouse Loan Documents”) identified on Exhibit C-2 attached hereto and incorporated herein by this reference (the “Greenhouse Loan”). The Academy Property is currently encumbered by that certain loan with an original outstanding principal balance of $3,607,500.00 held by Lender under those certain documents evidencing or securing the loan (the “Academy Loan Documents”) identified on Exhibit C-3 attached hereto and incorporated herein by this reference (the “Academy Loan”). Contributor has entered into that certain loan with Reliant Bank with an original outstanding principal balance of $1,900,000.00 pursuant to those certain documents evidencing or securing the loan (the “Reliant Loan Documents”) identified on Exhibit C-4 attached hereto and incorporated herein by this reference (the “Reliant Loan”).

I. Concorde Land, Greenhouse Land, Academy Land, and Arlington Land are collectively referred to as “Land”. Concorde Improvements, Greenhouse Improvements, Academy Improvements, and Arlington Improvements are collectively referred to as “Improvements”. Concorde Personalty, Greenhouse Personalty, Academy Personalty, and Arlington Personalty are collectively referred to as “Personalty”. Concorde Property, Greenhouse Property, Academy Property, and Arlington Property are collectively referred to as “Property”. Concorde Leases, Greenhouse Leases, Academy Leases, and Arlington Leases are collectively referred to as “Leases”. Concorde Tenant Deposits, Greenhouse Tenant Deposits, Academy Tenant Deposits, and Arlington Tenant Deposits are collectively referred to as “Tenant Deposits”. Concorde Permits, Greenhouse Permits, Academy Permits, and Arlington Permits are collectively referred to as “Permits”. Concorde Property Materials, Greenhouse Property Materials. Academy Property Materials, and Arlington Property Materials are collectively referred to as “Property Materials”. Concorde Loan Documents, Greenhouse Loan Documents, Academy Loan Documents and Reliant Loan Documents are collectively referred to as “Loan Documents”. Concorde Loan, Greenhouse Loan, Academy Loan and Reliant Loan are collectively referred to as “Loan”.

J. Contributor has agreed that, upon the Closing Date, it shall contribute all of the limited liability company interests of Owner held by Contributor together with all rights, privileges and remedies appurtenant thereto (the “LLC Interest”) to the Company, in exchange for the Company’s assumption of the Reliant Loan and an aggregate of Ten Million and 00/100 Dollars ($10,000,000.00) (the “Consideration”) payable (a) Two Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Three and 41/100 Dollars ($2,999,993.41) in cash (the “Cash Consideration”) and Seven Million Six and 59/100 Dollars ($7,000,006.59) in the form of 521,999 shares of common stock of the Company (the “Issued Shares”), which shall be divided among each Contributor as set forth on Schedule 3 attached hereto. It is the intention of the Parties that the Contribution contemplated by this Agreement, along with (a) a voluntary private share exchange whereby holders representing over 90% of the outstanding common stock of American Addiction Centers, Inc., a Nevada corporation, exchanged their shares on a one-for-one basis for shares of Company common stock and (b) the acquisition by the Company of all of the outstanding membership interests of Clinical Revenue Management Services, LLC, a Tennessee limited liability company, in exchange for cash and shares of Company common stock, constitute a transaction or series of transactions described in Section 351 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Incorporation of Recitals. The foregoing recitals are incorporated into this Agreement as if fully set forth herein.

ARTICLE 2

CONTRIBUTION

Subject to the terms and conditions set forth in this Agreement, Contributor hereby agrees to contribute, assign, transfer, and deliver to the Company, and the Company hereby agrees to accept from Contributor, the LLC Interest, upon the terms and conditions herein set forth (the “Contribution”).

ARTICLE 3

CONSIDERATION

In consideration of the Contribution and conveyance of the LLC Interest to the Company, Contributor, in its capacity as a Member of the Owner, will receive the Consideration in the form of the Cash Consideration and the Issued Shares, as adjusted pursuant hereto, and the Company shall assume the Reliant Loan. The Cash Consideration and the Issued Shares shall be allocated among the Contributors as set for on Schedule 3 attached hereto and made a part hereof.

ARTICLE 4

DEPOSIT; RIGHT OF INSPECTION

Section 4.1 Deposit. Within three (3) business days after the Effective Date, the Company shall deliver to the Title Company the sum of Fifty Thousand and NO/100 Dollars ($50,000.00) (the “Initial Deposit”). Unless the Company shall have terminated this Agreement in accordance with Section 4.2 hereof or the Closing Date shall have occurred, the Company shall deposit an additional Fifty Thousand and NO/100 Dollars ($50,000.00) (the “Additional Deposit”) with the Title Company within two (2) business day after the expiration of the Inspection Period. “Earnest Money” shall mean, collectively, the Initial Deposit and the Additional Deposit, and any other deposits of earnest money made pursuant to the terms of this Agreement and shall include any interest earned thereon. If the Contribution is consummated pursuant to the terms of this Agreement, the Earnest Money shall be refunded to the Company at Closing. In the event the Contribution contemplated by this Agreement is not consummated, Contributor shall retain the Earnest Money in accordance with Section 13.1 of this Agreement.

Section 4.2 Right to Inspection. The Company and/or its designees upon reasonable notice to Contributor will have the continued right through the Closing Date to enter or cause its agents or representatives to enter upon the Property, to examine and review all relevant data and financial information, inspect the premises, interview tenants, survey, and make other tests and analyses as it deems necessary or desirable. Prior to Closing, Contributor will deliver to the Company (or make available to the company at the Property) such information about the Property or the Owner as the Company may reasonably request (the “Property Information”). Contributor will reasonably cooperate with the Company in its inspection of the Property, the Owner, the SPE Entities and the Property Information. Notwithstanding any examinations, inspections, interviews, surveys, or tests, the Company will be entitled to the benefit of all covenants and warranties of Contributor contained in this Agreement and the review, inspection, survey, and tests will not constitute a waiver or relinquishment of any covenant or warranty of or by Contributor.

The Company shall have until 5:00 p.m. Central Time on that day which is the earlier of (i) sixty (60) days after the Effective Date or (ii) the day prior to the Closing Date (“Inspection Period”) to make such determinations with respect to the Property, the Contributor, the SPE Entities and the LLC Interest as the Company deems appropriate and to elect to either continue or terminate this Agreement in its sole and absolute discretion for any reason or no reason. The Company may terminate this Agreement in its sole discretion, and receive a full refund of the Earnest Money, by delivering written termination notice to Contributor at any time prior to the expiration of the Inspection Period and upon such termination neither of the Parties hereto shall have any further rights or obligations under this Agreement whatsoever, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement.

ARTICLE 5

TITLE AND SURVEY

Section 5.1 Title. On or before two (2) business days after the Effective Date, Contributor shall deliver to the Company true, complete and correct copies of all deeds, title reports, title insurance policies and surveys for each Property. During the Inspection Period the Company may order a title insurance commitment for each Property (the “Title Commitment”) from Fidelity National Title Insurance Company (the “Title Company”). Not later than five (5) business days prior to the expiration of the Inspection Period, the Company may object to Contributor in writing to any liens, encumbrances, and other matters reflected on the existing title policies, the Title Commitments or the surveys (“Notice of Objection”). All such matters which the Company objects to in the Notice of Objection shall be “Non-Permitted Exceptions”. If no Notice of Objection is given by Contributor, except as otherwise provided herein, all matters reflected on the existing title policies, the Title Commitments, or the surveys shall be “Permitted Exceptions”. If the Company receives notice of additional liens, encumbrances or other matters not reflected in the existing title policies, the initial Title Commitments or surveys or otherwise becomes aware of such matters subsequent to the time for making the Notice of Objection, the Company may notify Contributor of additional Non-Permitted Exceptions (“Notice of Additional Objection”). Except for Contributor’s obligations to cure as described in Section 5.2, Contributor may, but shall not be obligated to, at its sole cost and expense, cure or remove all Non-Permitted Exceptions within three (3) business days after Contributor’s receipt of the Company’s Notice of Objection or Notice of Additional Objection (such three (3) business day period being referred to herein as the “Cure Period”). In the event Contributor will not cure some or all of the Non-Permitted Exceptions or if cure will take longer than the Cure Period, Contributor shall provide Company with notice of the same. In the event cure of a Non-Permitted Exception will take longer than the Cure Period, the Parties may agree to extend the Closing Date. If Contributor does not cause all of the Non-Permitted Exceptions to be removed or cured and provide written notice regarding the same within the Cure Period, then (a) the Company may terminate this Agreement and recover the Earnest Money from the Title Company by providing written notice of termination to Contributor on or prior to the second (2nd ) business day following the expiration of the Cure Period, and neither the Company nor Contributor shall have any obligations under this Agreement except those that expressly survive the termination of this Agreement, or (b) by failing to terminate this Agreement by written notice delivered to Contributor on or prior to the second (2nd ) business day following the expiration of the Cure Period, the Company shall be deemed to have waived all of the Company’s uncured objections and such Non-Permitted Exceptions shall thereafter be Permitted Exceptions. Notwithstanding the foregoing, in the event Contributor receives a Notice of Additional Objection, the Closing Date shall be automatically extended to allow for Contributor’s Cure Period and the exercise by the Company of its termination option as described in clause (a) hereinabove.

Section 5.2 Mandatory Removal Items. Other than the Permitted Exceptions, Contributor shall cause Owner or a SPE Entity to remove of record at or prior to Closing all matters affecting title to a Property, including without limitation (i) any easements or rights of way with respect to the Property granted by Owner or a SPE Entity after the date hereof entered without the Company’s prior written approval, which approval shall not be unreasonably withheld or delayed, (ii) liquidated final non-appealable liens or judgments affecting a Property, (iii) any mortgage or other security interest affecting a Property, other than the Loan, or (iv) any mechanic’s or materialman’s lien and (v) any judgment docketed against a Property.

Section 5.3 Affidavits. Contributor shall or cause Owner and/or a SPE Entity to execute and deliver (i) such affidavits, indemnities, and other similar type instruments as are reasonably required by Title Company for the elimination of any standard or printed exceptions in the Company’s final endorsement to the existing title policy, including, without limitation, the exception for unfiled mechanics’ liens and the “gap”, (ii) an affidavit of no change to survey, or similar affidavit, if required by the Title Company to remove any standard survey exception, and (iii) a Non-Imputation Full Equity Transfer endorsement or “Fairways” endorsement, or similar affidavits, reasonably required by and acceptable to the Title Company and the Company (collectively, the “Title Affidavits”).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR AND OWNER

Contributor and Owner hereby represent and covenant to the Company that each of the following representations and warranties is true and correct as of the Effective Date and will be true and correct as of the Closing Date (except for those representations and warranties that are expressly made as of an earlier date) and shall survive Closing. As used in this Article 6, the phrase “to the best of Contributor’s and Owner’s knowledge” shall mean the actual knowledge of Michael T. Cartwright, Kirk R. Manz and Jerrod N. Menz, without the obligation to investigate or verify the same.

Section 6.1 Organization. Owner is a limited liability company, duly formed, validly existing and in good standing under the laws of the Delaware and is qualified to transact business in any State where it is required to do so. Concorde is a limited liability company, duly formed, validly existing and in good standing under the laws of the Nevada and is qualified to transact business in any State where it is required to do so. Greenhouse is a limited liability company, duly formed, validly existing and in good standing under the laws of the Texas and is qualified to transact business in any State where it is required to do so. Academy is a limited liability company, duly formed, validly existing and in good standing under the laws of the Delaware and is qualified to transact business in Florida and any State where it is required to do so. Owner and SPE Entities have all requisite power and authority to own, operate and lease their respective property and to carry on their respective businesses as now being conducted. The organizational documents of Owner attached hereto as Schedule 6.1-A constitute all of the organizational documents of Owner and have not been amended or modified except as set forth on Schedule 6.1-A. The organizational documents of Concorde attached hereto as Schedule 6.1-B constitute all of the organizational documents of Concorde and have not been amended or modified except as set forth on Schedule 6.1-B. The organizational documents of Greenhouse attached hereto as Schedule 6.1-C constitute all of the organizational documents of Greenhouse and have not been amended or modified except as set forth on Schedule 6.1-C. The organizational documents of Academy attached hereto as Schedule 6.1-D constitute all of the organizational documents of Academy and have not been amended or modified except as set forth on Schedule 6.1-D.

Section 6.2 Authority; Noncontravention. Contributor has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto, and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by Contributor of its obligations hereunder has been duly authorized by all requisite organizational action and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Contributor. Contributor and Owner have received, or will have received as of the Closing Date, all necessary consents to the transactions contemplated by this Agreement, and to the execution and performance by Contributor of this Agreement and all other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received. The execution and delivery of this Agreement and all documents required under this Agreement by Contributor, and the consummation of the transaction described herein, are and will be binding on Contributor and do not and will not cause Contributor to be in violation of any law, ordinance, order or requirement or of any agreement or contract to which Contributor is a party. The undersigned individuals are authorized to sign on behalf of Contributor, and no additional signatures are required to bind Contributor. This Agreement and all other agreements delivered pursuant hereto are enforceable against Contributor in accordance with their terms.

Section 6.3 Legal Actions. Except as set forth in Schedule 6.3 hereto, there are no recorded or unrecorded judgments, orders, or decrees of any kind against Contributor, Owner or any of the SPE Entities unpaid or unsatisfied, nor any legal action, suit, or other legal or administrative proceeding pending before any court or administrative agency relating to the Property, nor are Contributor, Owner or SPE Entities aware of any pending or, to the best of Contributor’s and Owner’s knowledge, threatened legal action, suit or other legal or administrative proceeding relating to Contributor, Owner, the SPE Entities or the Property, or any state of facts which might result in any such action, suit or other proceeding.

Section 6.4 No Bankruptcy, Insolvency or Tax Liens.

6.4.1 No bankruptcy, insolvency, rearrangement or similar action involving Contributor, Owner or the SPE Entities, whether voluntary or involuntary, is pending or threatened, and none of Contributor, Owner or the SPE Entities has ever:

(i) filed a voluntary petition in bankruptcy;

(ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, Personalty or any portion thereof; or

(iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

6.4.2 None of Contributor, Owner or the SPE Entities is in the hands of a receiver or has committed an act of bankruptcy.

6.4.3 There are no due but unpaid income or property taxes of Contributor, Owner or the SPE Entities which constitute a lien against the Property.

Section 6.5 Compliance with Applicable Law. To the best of Contributor’s and Owner’s knowledge, there are no violations of any law, municipal or other governmental ordinances, orders, rules, regulations, or requirements (including without limitation environmental matters) (“Applicable Laws”), or of any restrictive covenants against or affecting Contributor, Owner, the SPE Entities or the Property (or any part thereof), nor are Contributor, Owner or the SPE Entities aware of any facts which might result in any such violation. The execution of this Agreement by Contributor and Owner, and the consummation of the transaction described herein, does not and will not cause Contributor, Owner or the SPE Entities to be in violation of any Applicable Law or of any agreement or contract to which Contributor, Owner or the SPE Entities are a party or result in an imposition of a penalty or monetary obligation on Contributor, Owner or the SPE Entities. Notwithstanding the foregoing, with respect to the Concorde Property, that certain kitchen remodel was done without those certain approvals required by Applicable Laws (“Kitchen Approvals”). Concorde is diligently pursuing the Kitchen Approvals and upon receipt of the Kitchen Approvals will deliver them to Company, which date may be after the Closing Date.

Section 6.6 Condemnation. There are no pending or, to the best of Contributor’s and Owner’s knowledge, contemplated condemnation proceedings affecting the Property or any part thereof, nor are Contributor, Owner or the SPE Entities aware of any such contemplated proceedings. None of Contributor, Owner nor the SPE Entities have made any commitment to any board, bureau, commission, department, or body of any municipal, county, state, or federal governmental unit or any subdivision thereof, having jurisdiction over the Property or the use or improvement thereof (“Governmental Authority”) or to any association, or to any third party to dedicate or grant any portion of the Property for roads, easements, rights-of-way, park lands, or for any other public purposes, to construct any recreational facilities, to impose any restrictions, or incur any other expense or obligation relating to the Property.

Section 6.7 Liens. There are no claims for labor, services, profit, or material furnished for constructing, repairing, or improving the Improvements, nor do Contributor, Owner or the SPE Entities anticipate any such claims, except in the normal course of business, which will be paid as of the Closing Date or for which the Consideration shall be adjusted at Closing. No liens have been filed. No petitions, actions, or suits to establish or enforce any such liens have been filed, nor have Contributor, Owner or the SPE Entities received any notice of any intention to do so.

Section 6.8 Title and Related Matters.

(a) The SPE Entities have good and marketable fee simple title to the Property free and clear of all liens except for those set forth on the Title Commitments. Owner, Contributor and the SPE Entities have no knowledge of any agreements, documents or instruments which are not set forth on the Title Commitments but which affect the title to the Property.

(b) The Property is supplied with such utilities as are necessary for the operation of the Property as currently operated, and, to the best of Contributor’s and Owner’s knowledge, Owner, Contributor and the SPE Entities there are no future plans by any utility provider to curtail or eliminate any utilities currently serving the Property. All utility bills and deposits required by any utility provider to the extent due and payable have been paid by Owner or the SPE Entities.

(c) The Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent and insurable easement benefiting the Property, and, to the best of Contributor’s and Owner’s knowledge, Owner, Contributor and the SPE Entities have not received any notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

(d) There are no pending rezoning or other pending land use actions affecting the Property, with the exception of the Major Modification application currently pending with respect to the Academy Property (“Major Modification Application”). The Major Modification Application is pending before Hillsborough County, Florida and is a request to permit adult treatment on the Academy Property in addition to the adolescent treatment already permitted on the Academy Property. Owner, Contributor and the SPE Entities have not received written notice of and, to the best of Contributor’s and Owner’s knowledge, there are no threatened or contemplated rezoning or other land use actions affecting or which will affect the Property. The current use of the Property is lawfully permitted either as a currently conforming use or as a fully legally “grandfathered use,” and except as otherwise set forth in this Agreement, there are no violations of and the Properties are in full compliance with any laws relating to the zoning, land use, building codes or other similar requirements of all local, state and federal authorities and any other governmental entity having jurisdiction over the Property or any portion thereof.

(e) The surveys provided to the Company pursuant to Section 5.1 hereof are an accurate depiction of the Property and reveal all Improvements located thereon and the following are true and correct since the date of the above-mentioned surveys:

1. There have been no additional improvements, including, but not limited to, buildings, sheds, fences or swimming pools, constructed on the Property shown on the survey, nor have there been any alterations to the existing Improvements;

2. There have been no improvements, including, but not limited to, buildings, sheds, fences or swimming pools, constructed on adjoining properties which might encroach onto the Property;

3. There has been no taking of any right-of-way, by condemnation or otherwise;

4. There are no encroachments off of the Property (or onto any easement affecting the Property); and

5. There are no disputed boundaries with respect to the Property.

Notwithstanding the foregoing, with respect to the Greenhouse Property, additional improvements are currently underway thereon which improvements include the remodeling of a portion of the existing Improvements and the construction of a 34,000 square foot addition, and with respect to the Concorde Property, additional improvements were completed thereon which improvements include the construction of an entry gate and fencing consisting of cinder blocks and wrought iron detailing which gate and fencing encloses and secures the Concorde Property. The additional improvements described herein are occurring and have occurred since the date of the above-mentioned surveys.

Section 6.9 Environmental Matters. Neither Contributor, Owner nor the SPE Entities have ordered or received, and do not possess, any environmental reports other than those listed in Schedule 6.9 attached hereto, copies of which have been delivered to the Company the “Environmental Reports”). To the best of Contributor’s and Owner’s knowledge, there is no presence of any hazardous materials, hazardous substances, toxic substances, or wastes (as defined in or regulated by any federal, state, or local laws, statutes, ordinances, or regulations or Applicable Law) on, under, in, at, or emanating from the Property nor has the Property ever been used for industrial purposes or for the storage, treatment, or disposal of any hazardous materials, hazardous substances, toxic substances, or wastes, nor has the Property ever been listed by any governmental agency as containing any oil, hazardous waste, hazardous substance, hazardous material, chemical waste, or other toxic substance other than as specifically listed in the Environmental Reports. Further, to the best of Contributor’s and Owner’s knowledge, the Property has not been the site of any activity that would violate any past or present environmental law or regulation or any governmental body or agency having jurisdiction over the Property.

Section 6.10 Contracts. Schedule 6.10 attached hereto contains a complete and accurate description of all service, equipment, supply, maintenance, and other contracts and agreements (the “Contracts”) relating to the Property as of the date of this Agreement. Contributor, Owner and the SPE Entities have performed all of their material obligations under the Contracts and none of Contributor, Owner, the SPE Entities any of the other parties to any of the Contracts is in default thereunder.

Section 6.11 Rent Roll. Attached hereto as Schedule 6.11 is a rent roll (the “Rent Roll”) which is true and correct in all material respects, and each Lease is valid and subsisting, in full force and effect and has not been amended, modified or supplemented in any material respect. Owner and the SPE Entities have performed all of their obligations under the Leases.

Section 6.12 Insurance. The SPE Entities have in full force and effect fire, extended risk, and liability insurance policies covering the Property for the full replacement cost thereof, together with 12 months of rent loss insurance. Neither Owner nor the SPE Entities have received from any insurance company carrying insurance, or that has carried insurance, on the Property any notice of defect or inadequacy in connection with the Property or its operation.

Section 6.13 Licenses and Permits.

6.13.1 All required certificates of occupancy for the Property and for separately demised spaces at the Property, and all other Permits, and approvals necessary for the operation of the Property or other facilities of the Property have been validly issued to the correct SPE Entity and are in full force and effect and will remain so upon consummation of Closing. Set forth on Schedule 6.13 is a correct and complete list of all Permits held by the SPE Entities for the operation of the Properties. All charges and fees related thereto have been paid in full. Neither Owner, Contributor nor any SPE Entity has ever participated in or received reimbursement under Titles XVIII or XIX of the Social Security Act (the “Medicare” and “Medicaid,” respectively) or any other federal, state or local payment program (together, “Government Programs”). Owner, Contributor and the SPE Entities are not enrolled in but remain eligible to participate in the Government Programs. Notwithstanding the foregoing, with respect to Schedule 6.13 and more specifically the Concorde Property, that certain kitchen remodel was done without those certain required Permits (“Kitchen Permits”). Concorde is diligently pursuing the Kitchen Permits and upon receipt of the Kitchen Permits will deliver them to Company, which date may be after the Closing Date.

6.13.2 Neither Owner, Contributor nor any SPE Entity is a party to any order or legal or administrative proceeding with respect to any of the Properties’ Permits or any Government Program, (ii) neither Contributor nor any SPE Entity has received notice of any action pending or recommended by any Governmental Authority (or in the case of accreditation, the accrediting body) having jurisdiction over a Permit to revoke, withdraw or suspend any such Permit which has not been resolved, and (iii) to the best of Contributor’s and Owner’s knowledge, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation or deficiency with respect to any Permit or grounds to revoke, withdraw or suspend any such Permit.

Section 6.14 Development Rights. None of Contributor, Owner or the SPE Entities has conveyed or restricted or agreed to convey or restrict, and, to the best of Contributor’s and Owner’s knowledge, no prior owner of the Property has conveyed or restricted, any development rights, density rights, air rights, or easements for light or air to the Property.

Section 6.15 Obligations. Neither Owner nor the SPE Entities have failed, and will not fail prior to Closing, to perform or to have performed any obligations owing or owed to any Governmental Authority or private party pursuant to any Permit, any easement or other agreements relating to the construction, management, or operation of the Property or to any on-site or off-site improvements which Owner’s or the SPE Entities’ failure to perform would cause any such obligations to be imposed on the Owner, the SPE Entities or the Company following the Closing.

Section 6.16 Foreign Person. Contributor is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended, and Contributor agrees to execute any and all documents necessary or required by the Internal Revenue Service or the Company evidencing the same.

Section 6.17 OFAC. Neither Contributor, nor any of its members or managers, nor any person or entity that, to Contributor’s knowledge, directly owns more than a 10% beneficial interest in it, is a person with whom U.S. Persons are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under the applicable Executive Order, and no such person is included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons referred to or described in the applicable Executive Order, or banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

Section 6.18 ERISA. No pension, retirement, profit-sharing or similar plan or fund, ERISA-qualified or otherwise, has been established by or on behalf of Contributor, Owner or the SPE Entities with respect to the operation and/or management or the Property. Contributor, Owner and the SPE Entities have no liabilities for pension or retirement payments with respect to the operation and/or management of the Property.

Section 6.19 No Employees. None of Contributor, Owner or the SPE Entities have or have ever had any employees.

Section 6.20 Parties In Possession. Other than tenants under the Leases, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, trespassers or otherwise, and no party has been granted a license or lease or other right pertaining to the use or possession of the Property. There are no options, purchase contracts, leases or other agreements of any kind or nature written or oral, whereunder or whereby any party has or could claim or assert any right, title or interest in and to the Property or any part thereof.

Section 6.21 Property Information. The Property Information, including without limitation any operating statements and other financial information related to the Property, delivered to the Company in accordance with the terms hereof are true, complete and correct in all material respects.

Section 6.22 Tax Matters. There are no pending real estate tax contests pertaining to the Property and there are no delinquent real estate taxes due and owing. Neither Owner nor the SPE Entities are a party to any tax-sharing agreement, or similar agreement (whether express or implied) including any terminated agreement, as to which it could have any continuing liabilities. Owner and the SPE Entities have filed or obtained timely extensions to file all tax returns which are required to be filed prior to the date of this Agreement, and such filed returns were true, complete and correct. Owner and the SPE Entities have paid all taxes that were due and owed. The tax returns filed reflected all taxes due and payable by the Owner and the SPE Entities with respect to the periods covered thereby and the Owner and the SPE Entities have no liabilities for taxes with respect to such periods. None of Contributor, Owner or the SPE Entities has taken any action, other than in accordance with past practices, that would have the effect of deferring any liability for taxes of the Owner or the SPE Entities from any period ending on or before Closing to any period ending after Closing. None of Contributor, Owner or the SPE Entities has been notified that any taxing authority intends to audit a Federal, state or other applicable tax return for any period or intends to make an assessment of any additional taxes for any periods for which tax returns have been filed. None of Contributor, Owner or the SPE Entities has applied for a ruling related to taxes attributable to the Property from any taxing authority or entered into any closing agreement with any taxing authority. The SPE Entities are each disregarded as an entity separate from Owner for purposes of all income taxes.

Section 6.23 Ownership of Owner. Contributor, collectively, owns the LLC Interest as set forth on Schedule 1, which represents all of the limited liability company interests of Owner, except as set forth on Schedule 1-B, which sets forth the Series A Preferred Units and Series A Preferred Unit Holders, and Owner has not issued any options to acquire its limited liability company interests or made any other commitments to any person to issue its limited liability company interests under any circumstances. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the LLC Interest. The LLC Interest is validly issued, fully paid and nonassessable. Contributor has the right and power to transfer and assign the LLC Interest free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise. Upon the transfer of the LLC Interest to the Company, the Company will have good, valid and marketable title to the LLC Interest, free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

The Series A Preferred Units constitute all of the Series A Preferred Units in the Company and the Series A Preferred Unit Holders constitute all of the Series A Preferred Unit Holders in the Company. The Series A Preferred Units are not being redeemed, exchanged or contributed as part of this transaction and will remain unchanged following consummation of this transaction.

Section 6.24 Ownership of SPE Entities. Owner owns the Concorde Interest which represents 100% of the limited liability company interests of Concorde. Owner owns the Greenhouse Interest which represents 100% of the limited liability company interests of Greenhouse. Owner owns the Academy Interest which represents 100% of the limited liability company interests of Academy. The total ownership interest of Concorde, Greenhouse or Academy are set forth on Schedule 6.1-B, Schedule 6.1-C, Schedule 6.1-D respectively. None of Concorde, Greenhouse or Academy has issued any options to acquire its limited liability company interests or made any other commitments to any person to issue its limited liability company interests under any circumstances. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Concorde Interest, Greenhouse Interest or Academy Interest. The Concorde Interest, Greenhouse Interest and Academy Interest are validly issued, fully paid and nonassessable. The Concorde Interest, the Greenhouse Interest and the Academy Interest are free and clear of all liens, encumbrances, restrictions, claims, pledges or security interests or charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise. Owner has good, valid and marketable title to the Concorde Interest, Greenhouse Interest and Academy Interest, free and clear of all liens, encumbrances, restrictions, claims, pledges, security interests, charges or interests of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

Section 6.25 Business of the Owner. The sole business of the Owner has always been and is presently the ownership of the LLC Interest, and it has never conducted nor presently conducts any other business.

Section 6.26 Business of the SPE Entities. The sole business of Concorde has always been and is presently ownership and rental of the Concorde Property and it has never conducted nor presently conducts any other business, except as set forth on Schedule 6.26. The sole business of Greenhouse has always been and is presently ownership and rental of the Greenhouse Property and the Arlington Property and it has never conducted nor presently conducts any other business, except as set forth on Schedule 6.26. The sole business of Academy has always been and is presently ownership and rental of the Academy Property and it has never conducted nor presently conducts any other business, except as set forth on Schedule 6.26.

Section 6.27 Liabilities. As of the Closing Date, there will be no liabilities or obligations of any nature of the Owner or the SPE Entities (whether accrued, absolute, contingent or otherwise and whether due or to become due), except for the Loan secured by the Property, obligations of the SPE Entities under the Leases and obligations of the SPE Entities under the Contracts, except as set forth on Schedule 6.27.

The Loan Documents constitute true and complete copies of all loan documents related to the Loans, including any amendments thereto. The Loan Documents represent the complete agreement between each borrower and lender as to all material rights, liabilities and obligations of borrower and lender. There are no monetary defaults or material non-monetary defaults or any event which, with the giving of notice or the passage of time, or both, would constitute a default by the borrower or lender under the Loan Documents beyond any applicable notice, grace and cure periods, which remain uncured.

Section 6.28 Securities Law Matters.

(a) In deciding to engage in the transaction contemplated by this Agreement, including, if applicable, acquiring Issued Shares, no Contributor is relying upon any representations made to it by the Company, or any of its directors, officers, employees, or agents that are not contained herein. Contributor is aware of the risks involved in investing in the Issued Shares. Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws. Contributor has reviewed all documents and has had an opportunity to ask questions of, and to receive answers from, the Company or a person or persons authorized to act on its behalf, concerning the terms and conditions of an investment in the Issued Shares and the financial condition, affairs, and business of the Company. Contributor confirms that all documents, records, and information pertaining to its investment in the Company that have been requested by Contributor have been made available or delivered to Contributor prior to the date hereof.

(b) Contributor understands that the offer and sale of Issued Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the Company’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of Contributor contained herein. The Issued Shares issuable to Contributor are being acquired by Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(c) Contributor is able to bear the economic risk of holding the Issued Shares for an indefinite period and is able to afford the complete loss of its investment in the Issued Shares.

(d) Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(e) Contributor understands that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of an investment in the Issued Shares (including as to the value of the Consideration payable in Issued Shares in accordance with Article 3 hereof).

(f) Contributor understands that there is no established public, private or other market for the Issued Shares to be acquired by Contributor hereunder.

(g) Contributor understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Issued Shares.

Section 6.29 Financial Statements. Set forth on Schedule 6.29, are the unaudited balance sheets and statements of income of the Owner and SPE Entities as of and for the twelve months ended December 31, 2013 (the “Balance Sheet Date”) and the unaudited balance sheets and statements of income of the Owner and SPE Entities as of and for the one (1) month ended March 31, 2014 (the “Financial Statements”). The Financial Statements present fairly in all material respects the financial position and results of operations of the Owner and SPE Entities as of the date and for the periods then ended. The Owner and SPE Entities have good, marketable title to all material properties and assets shown on the Financial Statements or acquired after the Balance Sheet Date free and clear of undisclosed encumbrances other than the Permitted Exceptions.

Section 6.30 Subsequent Events. Except as set forth on Schedule 6.30, since the date of the Financial Statements there has not been any material adverse change with respect to the Owner and SPE Entities. Without limiting the foregoing, since March 31, 2014, none of the following has occurred:

(a) The Owner and SPE Entities have not sold, leased, transferred or assigned an asset other than for fair consideration in the ordinary course of business.

(b) The Owner and SPE Entities have not entered into or terminated any contracts (or series of related contracts) either involving more than $10,000 or outside the ordinary course of business.

(c) No encumbrances involving more than $10,000 or outside the ordinary course of business have been imposed upon the assets of the Owner and SPE Entities.

(d) The Owner and SPE Entities have not made any capital expenditure (or series of related capital expenditures) either involving $10,000 or outside the ordinary course of business.

(e) The Owner and SPE Entities have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person.

(f) The Owner and SPE Entities have not issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any liability for borrowed money or capitalized lease.

(g) The Owner and SPE Entities have not delayed or postponed the payment of accounts payable or other liabilities involving more than $10,000 (individually or in the aggregate) or outside the ordinary course of business.

(h) To the best of Contributor’s and Owner’s knowledge, the tenants of the SPE Entities have reported to Owner or the SPE Entities any material damage, destruction or loss (whether or not covered by insurance) to its properties.

(i) The Owner and SPE Entities have not made any loan to, or entered into any other transaction with any of their members, directors, officers or employees.

(j) The Owner and SPE Entities have not entered into any employment, collective bargaining, or similar contract or modified the terms of any existing Contract.

(k) The Owner and SPE Entities have not made any payment on any liabilities, indebtedness (including trade payables) or other obligations owed to the Owner and SPE Entities or any of its affiliates.

(l) The Owner and SPE Entities have not made any change in its accounting practice, policies or procedures, made any adjustment to its books and records or recharacterized any assets or liabilities.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represent and covenant to the Contributor and Owner that each of the following representations and warranties is true and correct as of the Effective Date and will be true and correct as of the Closing Date (except for those representations and warranties that are expressly made as of an earlier date) and shall survive Closing. As used in this Article 7, the term “to the best of Company’s knowledge” shall mean the actual knowledge of the board members of the Company, with the exception of Michael T. Cartwright and Jerrod N. Menz, without the obligation of such board members to investigate or verify the same.

Section 7.1 Organization. Company is a corporation, duly formed, validly existing and in good standing under the laws of the Nevada and is qualified to transact business in any State where it is required to do so. Company has all requisite power and authority to carry on its respective businesses as now being conducted. The organizational documents of Company attached hereto as Schedule 7.1 constitute all of the organizational documents of Company and have not been amended or modified except as set forth on Schedule 7.1.

Section 7.2 Authority; Noncontravention. Company has full and absolute power and authority to enter into this Agreement and all ancillary documents delivered pursuant hereto, and to assume and perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by Company of its obligations hereunder has been duly authorized by all requisite organizational action and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Company. Company has received, or will have received as of the Closing Date, all necessary consents to the transactions contemplated by this Agreement, and to the execution and performance by Company of this Agreement and all other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received. The execution and delivery of this Agreement and all documents required under this Agreement by Company, and the consummation of the transaction described herein, are and will be binding on Company and do not and will not cause Company to be in violation of any law, ordinance, order or requirement or of any agreement or contract to which Company is a party. The undersigned individuals are authorized to sign on behalf of Company, and no additional signatures are required to bind Company. This Agreement and all other agreements delivered pursuant hereto are enforceable against Company in accordance with their terms.

Section 7.3 Legal Actions. Except as set forth in Schedule 7.3 hereto, there are no recorded or unrecorded judgments, orders, or decrees of any kind against Company unpaid or unsatisfied, nor any legal action, suit, or other legal or administrative proceeding pending before any court or administrative agency relating to the Company, nor is Company aware of any pending or, to the best of the Company’s knowledge, threatened legal action, suit or other legal or administrative proceeding relating to Company, or any state of facts which might result in any such action, suit or other proceeding.

Section 7.4 No Bankruptcy, Insolvency or Tax Liens.

7.4.1 No bankruptcy, insolvency, rearrangement or similar action involving Company, whether voluntary or involuntary, is pending or threatened, and Company has never:

(i) filed a voluntary petition in bankruptcy;

(ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its assets, properties or any portion thereof; or

(iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

7.4.2 Company is not in the hands of a receiver or has committed an act of bankruptcy.

7.4.3 There are no due but unpaid income or property taxes of Company which constitute a lien.

Section 7.5 Compliance with Applicable Law. There are no violations of any Applicable Law or of any restrictive covenants against or affecting Company, its property or assets (or any part thereof), nor is Company aware of any facts which might result in any such violation. The execution of this Agreement by Company, and the consummation of the transaction described herein, does not and will not cause Company to be in violation of any Applicable Law or of any agreement or contract to which Company are a party or result in an imposition of a penalty or monetary obligation on Company.

Section 7.6 Foreign Person. Company is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended, and Company agrees to execute any and all documents necessary or required by the Internal Revenue Service or the Contributor, Owner or the SPE Entities evidencing the same.

Section 7.7 OFAC. Neither Company, nor any of its shareholders, officers or directors, nor any person or entity that, to Company’s knowledge, directly owns more than a 10% beneficial interest in it, is a person with whom U.S. Persons are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under the applicable Executive Order, and no such person is included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship or services of any kind to, or otherwise knowingly associated with any of the persons referred to or described in the applicable Executive Order, or banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC.

ARTICLE 8

COVENANTS OF CONTRIBUTOR

Contributor hereby covenants and agrees that during the period between the date this Agreement is executed and the Closing Date, Contributor shall perform and observe and cause Owner and the SPE Entities to perform and observe the following covenants and obligations. As used in this Article 8, the phrase “to the best of Contributor’s, Owner’s and/or SPE Entities’ ability” shall mean using commercially reasonable measures.

8.1.1 Operation and Maintenance of the Property. To the best of Contributor’s, Owner’s and/or SPE Entities’ ability, maintain the Property and preserve its business operations at Owner’s or the SPE Entities’ cost and expense, in a manner consistent with its current operating procedures, applicable legal requirements and good industry practice, and comply with all agreements to which any of them and the Property are bound and with all laws, ordinances, orders, regulations and requirements applicable to the SPE Entities or the Property. The SPE Entities shall be permitted to replace items of Personalty so long as the replacement item is of similar quality and utility. Notwithstanding the foregoing, Company understands and acknowledges that with respect to the Concorde Property, Concorde is diligently pursuing the Kitchen Approvals and Kitchen Permits and upon receipt of the Kitchen Approvals and Kitchen Permits will deliver them to Company, which date may be after the Closing Date

Section 8.2 Leases and Contracts. From and after the Effective Date, not enter into any new lease or contract or renew, extend, or modify any of the Leases or Contracts without the Company’s consent, which consent may not to be unreasonably withheld, conditioned, or delayed, unless the new lease or contract or renewal, extension, or modification of a Lease or Contract would be binding upon the Property, the SPE Entities or the Owner after Closing, in which event the consent may be granted or withheld in the Company’s sole discretion.

Section 8.3 Bills and Claims. Pay in full at or prior to Closing all bills and claims for labor performed and materials furnished to Contributor, Owner or the SPE Entities for the benefit of the Property during the period preceding the Closing Date. There will be no mechanics’ or materialmen’s liens (whether or not perfected) on or affecting the Property at the Closing Date.

Section 8.4 Contracts. As of the Closing Date, to the best of Contributor’s, Owner’s and/or SPE Entities’ ability, terminate any Contracts with respect to which the Company has provided written notice to Contributor to terminate (each a “Terminable Contract”). None of Contributor, Owner or the SPE Entities will (i) enter into any other Contract that will not be fully performed by Contributor, Owner or the SPE Entities on or before the Closing Date or (ii) amend, modify, or alter any Contract that the Company has elected not to terminate, without the prior written consent of the Company.

Section 8.5 Insurance. Contributor, Owner and the SPE Entities will maintain insurance in the current amounts through the date of the consummation of the Closing.

Section 8.6 Creation of Encumbrances. Contributor, Owner and the SPE Entities will not hereafter create or consent to the imposition of any lien, lease, easement, restriction, covenant, condition, or other encumbrance upon the Property that would be binding upon the Owner, the SPE Entities or the Property following the Closing without, in each instance, the prior written consent of the Company. Contributor will not hereafter create or consent to the imposition of any lien, lease, easement, restriction, covenant, condition, or other encumbrance upon the LLC Interest, the Concorde Interest, the Greenhouse Interest, or the Academy Interest that would be binding upon the Company, the Owner or the SPE Entities following the Closing without, in each instance, the prior written consent of the Company.

Section 8.7 Representations. Contributor and Owner will not take any action, or omit to take any action, which action or omission would have the effect of violating any of the representations or warranties of Contributor, Owner or the SPE Entities contained in this Agreement.

Section 8.8 Notice to the Company. Contributor will notify the Company promptly of the occurrence of the following events: (i) a fire or other casualty causing damage to the Property or any material portion thereof; (ii) receipt of notice by Contributor, Owner or the SPE Entities of eminent domain proceedings or condemnation of or affecting the Property or any portion thereof; (iii) receipt of notice by Contributor, Owner or the SPE Entities from any governmental or quasi-governmental agency relating to any violations or the condition, use, or occupancy of the Property or any portion thereof; and (iv) receipt or delivery of any default notice by Contributor, Owner or the SPE Entities, either (x) as landlord, under any Lease, or (y) as borrower, under any financing secured by the Property.

Section 8.9 Warranties. Contributor, Owner and the SPE Entities will execute any and all documents necessary and to do such acts to effectuate an assignment to the Company of all warranties and guaranties, if any, issued to Contributor, Owner or the SPE Entities by any manufacturers and contractors in connection with construction or installation of equipment included as part of the Property, the Improvements, or the Personal Property that remain in effect as of the date of Closing.

Section 8.10 Agreements. Contributor will not enter into any agreement that would, or amend or modify any agreement in a manner that would, prohibit or impede Contributor’s ability to perform its obligations under this Agreement.

ARTICLE 9

CONDITIONS PRECEDENT

Section 9.1 Company Conditions Precedent. The obligation of the Company to accept the LLC Interest and to perform the other covenants and obligations to be performed by it on the Closing Date is subject to the following conditions, which may be waived in writing by the Company in whole or in part, in its sole discretion:

9.1.1 Covenants. Contributor must have performed all of its covenants, agreements and obligations under this Agreement in all material respects.

9.1.2 Representations and Warranties. All of Contributor’s, Owner’s and the SPE Entities’ representations and warranties set forth in this Agreement must be true and correct in all material respects.

9.1.3 Title. There are no exceptions to title to the Property other than the Permitted Exceptions, and the Title Company must be unconditionally prepared to issue a title policy or title policy endorsements consistent with the requirements of Article 5 of this Agreement (if required by the Company) and showing no exceptions other than the Permitted Exceptions.

9.1.4 Condition of the Property and Interest. There must be no material adverse change in the condition of the Property from the Effective Date to the Closing Date. There must be no material adverse change in the condition of the LLC Interest, the Concorde Interest, the Greenhouse Interest or the Academy Interest, the Owner or the SPE Entities from the Effective Date to the Closing Date.

9.1.5 Lender Consent. The Company shall have received confirmation reasonably acceptable to the Company that the Lender and Reliant Bank have consented to the transfer of the LLC Interest to the Company and that all requisite third party consents or approvals to the proposed transaction have been obtained.

9.1.6 Hazardous Materials. There must be no presence of any hazardous substances, hazardous materials, toxic substances, or waste on, under, in, or at the Property that has not been fully remediated as required by law.

9.1.7 No Adverse Litigation. There must not be any order of or any pending or threatened action by or before any Governmental Authority, arbitrator, or mediator that would restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereunder.

9.1.8 Permits. All declarations or filings required to be made with any Governmental Authority and all necessary regulatory approvals for the transactions contemplated by this Agreement, and all Permits (or satisfactory assurance from the applicable Governmental Authority that such licenses or permits will be issued promptly following Closing, and be effective as of the Closing Date) that are necessary or desirable to allow Company and the SPE Entities to operate the Property following Closing, must have been obtained, in each case in form and substance satisfactory to Company in its sole discretion.

Section 9.2 Contributor Conditions Precedent. The obligation of Contributor to contribute the LLC Interest and to perform the other covenants and obligations to be performed by it on the Closing Date is subject to the following conditions, which may be waived in writing by the Contributor in whole or in part, in its sole discretion:

9.2.1 Covenants. The Company must have performed all of its covenants, agreements and obligations under this Agreement in all material respects.

9.2.2 Representations and Warranties. All of the Company’s representations and warranties set forth in this Agreement must be true and correct in all material respects.

9.2.3 No Adverse Litigation. There must not be any order of or any pending or threatened action by or before any governmental Authority, arbitrator, or mediator that would restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereunder.

ARTICLE 10

CLOSING

Section 10.1 Closing and Closing Date. Subject to the conditions set forth in this Agreement, the closing of the contribution of the LLC Interest (the “Closing”) will be held at the offices of the Company, or at such other place agreed to by Contributor and the Company, on or before April 15, 2014, as may be extended by mutual agreement of the Parties. The date of Closing is referred to in this Agreement as the “Closing Date”.

Section 10.2 Contributor Closing Deliveries. Contributor agrees to provide the following to the Company at Closing and the delivery thereof will be a condition precedent to the Company’s obligation to perform under this Agreement.

10.2.1 LLC Interest. An Assignment and Assumption of the LLC Interest to the Company in the form attached hereto as Exhibit D.

10.2.2 Reaffirmation of Representations and Warranties. A certificate properly executed by Contributor reaffirming all representations and warranties of Contributor and Owner set forth in this Agreement in the form attached hereto as Exhibit E.

10.2.3 FIRPTA Certificate. An affidavit properly executed by Contributor certifying that Contributor is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code, in a form reasonably satisfactory to the Company.

10.2.4 Termination of Contracts. Written evidence reasonably acceptable to the Company that all Terminable Contracts have been terminated on or prior to the Closing Date.

10.2.5 Rent Roll. An updated, certified Rent Roll dated no earlier than three (3) business days prior to the Closing Date.

10.2.6 Settlement Statement. A reasonably satisfactory settlement statement approved and executed by Contributor.

10.2.7 Other Consents, Approvals, Etc. Such other consents, approvals, authority documents, resolutions, affidavits, estoppel certificates, and other instruments and documents as may be reasonably required by the Company or the Title Company prior to Closing in order to effectuate the transaction contemplated by this Agreement, including, without limitation, the Title Affidavits.

10.2.8 Further Assurances. Contributor agrees that it will, upon reasonable notice and request of the Company and from time to time after the Closing Date, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the assignment and transfer of the LLC Interest to the Company, its successors or assigns, but nothing in this Section 10.2.8 obligates Contributor to incur any liability beyond what is otherwise required of Contributor as set forth elsewhere in this Agreement.

Section 10.3 Company Closing Deliveries. The Company agrees to provide the following to Contributor at Closing.

10.3.1 Cash Consideration. The Cash Consideration.

10.3.2 Issued Shares. Confirmation reasonably acceptable to Contributor that the Company has updated its stock ledger to reflect that the Issued Shares have been communicated to its transfer agent. Such transfer agent will issue stock certificates to each Contributor representing that number of Issued Shares set forth opposite each Contributor’s name on Schedule 3 attached hereto.

10.3.3 Assumption of LLC Interest. An Assignment and Assumption of the LLC Interest to the Company in the form attached hereto as Exhibit D.

10.3.4 Settlement Statement. A reasonably satisfactory settlement statement approved and executed by the Company.

10.3.5 Other Consents, Approvals, Etc. Such other consents, approvals, authority documents, resolutions, affidavits, estoppel certificates, and other instruments and documents as may be reasonably required by the Contributor or the Title Company prior to Closing in order to effectuate the transaction contemplated by this Agreement.

10.3.6 Further Assurances. The Company agrees that it will, upon reasonable notice and request of Contributor and from time to time after the Closing Date, do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required for the assignment and transfer of the LLC Interest to the Company, its successors or assigns, but nothing in this Section 10.3.4 obligates the Company to incur any liability beyond what is otherwise required of Company as set forth elsewhere in this Agreement.

ARTICLE 11

PRORATIONS AND CLOSING COSTS

All matters involving prorations or adjustments and payments of closing costs to be made in connection with Closing and not specifically provided for in some other provision of this Agreement will be adjusted and paid by an upward or downward adjustment to the Consideration as follows:

Section 11.1 Prorations. Except as otherwise set forth herein, all items to be prorated pursuant to this Article 11 will be prorated as of midnight of the day immediately preceding the Closing Date with the Company to be treated as the beneficial owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

11.1.1 Taxes. Real estate and personal property taxes and assessments for the year in which Closing is held will be prorated on the basis of a three hundred sixty-five (365) day year. Any real estate taxes will be adjusted according to the certificate of taxes issued by the appropriate authorities of the appropriate jurisdiction. Assessments for Improvements, if any, completed prior to the date of Closing hereunder, whether assessment therefor has been levied or not, will be paid by Contributor or allowance made therefor at the time of Closing. The foregoing apportionments and adjustments will be initially performed at Closing but will be subject to adjustment after the Closing as and when complete and accurate information becomes available, if the information is not available at the Closing. Contributor and the Company agree to cooperate and use commercially reasonable efforts to make any such adjustments as soon as may be practicable, but in no event shall any adjustments occur more than thirty (30) days after tax bills are received. Real estate and personal property taxes and assessments for all years prior to the year in which Closing is held will be paid by Contributor at or prior to Closing. If a change of use of the Property that occurs prior to Closing results in additional real estate taxes being imposed, the taxes shall be the responsibility and obligation of Contributor.

11.1.2 Insurance. There will be a proration of Owner’s or the SPE Entities’ insurance premiums and Owner and the SPE Entities will not cancel any of its existing policies as of consummation of the Closing.

11.1.3 Operating Costs. The Company and Contributor hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, heating or other fuel, janitorial and maintenance service bills, and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date to the extent not paid directly by tenants under the Leases will be determined and paid by Contributor before Closing, if possible, or will be paid thereafter by Contributor or adjusted between the Company and Contributor after the same have been determined. Contributor shall attempt to have all utility meters read as of the Closing Date.

11.1.4 Rents. Rents collected by Owner or the SPE Entities prior to Closing will be prorated as of the Closing Date. During the period after Closing, the Company shall deliver to Contributor any and all rents accrued but uncollected as of the Closing Date to the extent subsequently collected by the Owner or the SPE Entities; provided, however, the Company shall apply rents received after Closing (net of any collection fees or expenses) first, to payment of current rent then due, second, to rents attributable to any period after the Closing that are past due on the date of receipt, and thereafter to delinquent rents existing as of the Closing. Contributor will not have the right to sue to collect any rents past due as of the Closing Date. All payments by tenants under the Leases, on account of rent or otherwise, received by Contributor after the Closing Date, whether attributable to the period prior to or after the Closing Date, will be deemed to be held in trust by Contributor for the Company and will be endorsed to the Company and paid over to the Company (without deposit into Contributor’s account) within five (5) business days of receipt thereof by Contributor.

Section 11.2 Tenant Deposits and Prepaid Rent. All Tenant Deposits paid or required to be paid by tenants under the Leases and prepaid rents paid by such tenants, together with any interest thereon, if any, shall be assigned and transferred or credited to the Company at Closing.

Section 11.3 Closing Costs. All transfer and recordation taxes and expenses, and any state or county documentary stamps or transfer taxes on the deed, escrow fees, title insurance premiums (including endorsements), and survey costs will be paid 50% by the Company and 50% by Contributor. All costs incurred to repay any liens on the Property will be paid by Contributor. The Company will also pay all other customary expenses incurred by a purchaser of real estate due or incurred in connection with the transaction. Each Party is responsible for its own attorney’s fees associated with completing the transaction contemplated by this Agreement, including the preparation of any and all documentation related to the same.

Section 11.4 Survival. The provisions of this Article 11 will survive Closing.

ARTICLE 12

CASUALTY AND CONDEMNATION

Section 12.1 Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking that has not been consummated, or is destroyed or damaged by fire or other casualty, Contributor shall notify the Company of that fact promptly after Contributor obtains knowledge thereof. If the condemnation or casualty is “Material” (as hereinafter defined), the Company will have the option to terminate this Agreement upon notice to Contributor given not later than fifteen (15) days after receipt of Contributor’s notice or the Closing Date, whichever is earlier. If this Agreement is terminated, neither Contributor nor the Company will have any further rights or obligations to the other hereunder. If this Agreement is not terminated, Contributor will not be obligated to repair any damage or destruction but (x) Contributor shall assign and turn over to the Company all of the insurance proceeds or condemnation proceeds, as applicable, (or, if not yet awarded, all of its right, title, and interest therein) payable with respect to the fire or other casualty or condemnation, including any rent abatement insurance for the casualty or condemnation, and (y) the Closing will occur pursuant to the terms hereof without abatement of the Consideration except for a credit in the amount of any deductible under applicable insurance, together with a credit for any uninsured amounts or underinsured amounts. The Company will have the right to participate in the negotiations and settlement of any casualty-related claim in the event the Company elects to proceed with Closing.

Section 12.2 Condemnation Not Material. If the condemnation is not Material, then the Closing will occur without abatement of the Consideration, and Contributor shall assign all remaining awards or any rights to collect awards to the Company on the Closing Date.

Section 12.3 Casualty Not Material. If the Casualty is not Material, then the Closing will occur without abatement of the Consideration except for a credit to the Company in the amount of any deductible, uninsured amounts, or underinsured amounts. The Company will have the right to participate in the negotiations and settlement of any casualty-related claim in the event the Company elects to proceed with Closing and Contributor will not be obligated to repair the damage or destruction and Contributor shall assign and turn over to the Company all of the insurance proceeds (or, if not yet awarded, all of its right, title and interest therein) payable with respect to the fire or the casualty, including any rent abatement insurance for the casualty.

Section 12.4 Materiality. For purposes of this Article 12, (i) with respect to a taking by eminent domain, the term “Material” means any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, and (ii) with respect to a casualty, the term “Material” means any casualty where the cost of repair is in excess of one percent (1%) of the Consideration.

ARTICLE 13

DEFAULT

Section 13.1 Company Default. If the Company defaults in its obligation to close hereunder (other than due to the acts or omissions of Contributor hereunder), Contributor will be entitled to receive, as full and complete liquidated damages and as the exclusive and sole right and remedy of Contributor, the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against the Company hereunder, in which case neither the Company nor Contributor shall have any further rights or obligations hereunder, except those that expressly survive the termination of this Agreement. Company and Contributor agree that Contributor’s damages resulting from the Company’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

Section 13.2 Contributor’s Default. If Contributor defaults in its obligation to close hereunder, the Company (i) may, but is not obligated to, extend the Closing Date for an additional period to permit Contributor to cure its default, provided that if the Company extends the Closing Date and Contributor fails to close in accordance with the requirements of this Agreement within the extended time period, then the Company may exercise any of its rights and remedies provided for in this Section 13.2, (ii) may avail itself of any legal or equitable rights (including, without limitation, the rights of specific performance and money damages that the Company may have at law or in equity or under this Agreement), (iii) may terminate this Agreement, in which event (a) Contributor shall reimburse the Company for all of its third party, out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, and (b) this Agreement will be null and void and the Parties will have no further obligations hereunder, and (iv) the Company may take such action on behalf of Contributor and incur such costs as the Company reasonably determines is necessary to cure any breach or default by Contributor hereunder (with such extension of the Closing Date and Closing Date as the Company reasonably determines is necessary in connection therewith), in which event (a) the Parties will proceed to Closing on such date as the Company elects by written notice to Contributor, and (b) the Consideration will be reduced by an amount equal to the aggregate of all amounts expended and costs incurred by the Company, together with reasonable attorneys’ fees in connection with the Company’s cure of the default or breach. The Company will be reimbursed for all expenses incurred, including reasonable attorneys’ fees, in connection with any action brought for specific performance under this Section 13.2. In no event will an election by the Company to proceed with Closing constitute a waiver of any claims that the Company may have with respect to any Contributor breach or default under this Agreement, which claims expressly survive Closing. Notwithstanding the foregoing, nothing contained herein limits the Company’s remedies at law, in equity, or as herein provided in the event (x) Contributor breaches any of its obligations hereunder that expressly survive Closing, (y) Contributor conveys the LLC Interest to a third party prior to the valid termination of this Agreement, or (z) Contributor willfully or intentionally takes any action to impair the Company’s right to specific performance or its rights under clause (iv) above.

ARTICLE 14

BROKER

Each of the Parties hereto represents and warrants that it has not dealt with or utilized the services of any real estate broker, sales person or finder in connection with this transaction. In all regards each Party shall indemnify, defend, and hold the other harmless from and against the claims of any other broker, agent, consultant, or finder claiming to have acted on behalf of the Party in connection with this transaction or this Agreement. The obligations of Contributor and the Company under this Article 14 will survive Closing and the termination of this Agreement.

ARTICLE 15

INDEMNIFICATION

Section 15.1 Survival of Representations and Warranties; Remedy for Breach.

15.1.1 All representations and warranties and the obligations and provisions set forth in this Article 15 of Contributor, Owner and the SPE Entities contained in this Agreement or in any schedule, exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing.

15.1.2 Notwithstanding anything to the contrary in this Agreement, following the Closing, Contributor (jointly and severally) shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its, Owner’s or the SPE Entities’ representations, warranties, covenants and obligations contained in this Agreement or in any schedule, exhibit, certificate or affidavit delivered by Contributor, Owner or the SPE Entities pursuant thereto.

Section 15.2 Indemnification by Contributor.

15.2.1 From and after the Closing Date, Contributor (jointly and severally) shall indemnify, hold harmless and defend Company and its shareholders, directors, officers, employees and agents, (each of which is an “Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Contributor, Owner or the SPE Entities contained in this Agreement, or in any schedule, exhibit, certificate or affidavit delivered by Contributor, Owner or the SPE Entities pursuant thereto.

15.2.2 Contributor (jointly and severally) also shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from an unrelated third-party claim relating to the LLC Interest, the Concorde Interest, the Greenhouse Interest, the Academy Interest or the Property arising from matters that occurred prior to Closing.

Section 15.3 Notice of Claims. As soon as reasonably practicable after receipt by an Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article, the Indemnified Party shall give notice thereof to Contributor; provided that failure to give notice to Contributor will not relieve Contributor from any liability which it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of Contributor by reason of the inability or failure of Contributor (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to Contributor, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim.

Section 15.4 Indemnification by Company.

15.4.1 From and after the Closing Date, Company shall indemnify, hold harmless and defend Contributor, Owner and the SPE Entities and its and their members, managers, directors, officers, employees and agents, (each of which is an “Co Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Co Losses”) asserted against, imposed upon or incurred by the Co Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Company contained in this Agreement, or in any schedule, exhibit, certificate or affidavit delivered by Company pursuant thereto.

15.4.2 Company also shall indemnify and hold harmless the Co Indemnified Parties from and against any and all Co Losses asserted against, imposed upon or incurred by the Co Indemnified Parties to the extent resulting from an unrelated third-party claim relating to the Issued Shares arising from matters that occurred prior to Closing.

Section 15.5 Notice of Claims. As soon as reasonably practicable after receipt by a Co Indemnified Party of notice of any liability or claim incurred by or asserted against the Co Indemnified Party that is subject to indemnification under this Article, the Co Indemnified Party shall give notice thereof to Company; provided that failure to give notice to Company will not relieve Company from any liability which it may have to any Co Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of Company by reason of the inability or failure of Company (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Co Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Co Losses arising therefrom. Unless prohibited by law, such Co Indemnified Party shall deliver to Company, promptly after such Co Indemnified Party’s receipt thereof, copies of all notices and documents received by such Co Indemnified Party relating to such claim.

ARTICLE 16

MISCELLANEOUS

Section 16.1 Notices. All notices and/or requests required or permitted hereunder must be in writing and must be served on the parties at the addresses set forth below on the signature page hereto. Any notices must be either (i) sent by overnight delivery using a nationally recognized overnight courier, (ii) sent by facsimile or by e-mail (it being agreed that facsimile or other electronic signature ((e.g. PDF email)) shall have the same force and effect as an original signature for all purposes), or (iii) sent by personal/hand delivery. Any notice will be deemed delivered upon receipt or rejection thereof. A Party’s address may be changed by written notice to the other Party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notices given hereunder will be deemed effective if provided or delivered by counsel acting on behalf of any Party hereto.

Section 16.2 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Tennessee, without regard to any choice of law provisions, rules, statutes, or the like.

Section 16.3 Consent to Jurisdiction. Contributor and the Company each hereby irrevocably (i) submits to the jurisdiction of any state court or federal court sitting in Tennessee, venue to be in either the State of Tennessee, County of Davidson or in the Federal District Court for the Middle District of Tennessee with respect to any suit, action or proceeding relating to this Agreement, (ii) waives any objection that it may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) waives the right to object that any such court does not have jurisdiction over Contributor or the Company, as applicable, or any one of them.

Section 16.4 Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

Section 16.5 Business Days. If any date herein set forth for the performance of any obligations of Contributor or the Company or for the delivery of any instrument or notice as herein provided occurs on a Saturday, Sunday, or Legal Holiday (defined below), the compliance with the obligations or delivery will be deemed acceptable on the next business day following the Saturday, Sunday, or Legal Holiday. As used herein, the term “Legal Holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in Tennessee. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is a Saturday, Sunday, or Legal Holiday.

Section 16.6 Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts will have the same force and effect as if all parties hereto had executed a single copy of this Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or other electronic communication (including by pdf email transmission) counterparts of the signature pages.

Section 16.7 Binding Effect. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 16.8 Assignment. This Agreement may not be assigned by either Party without the written consent of the other Party.

Section 16.9 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

Section 16.10 Interpretation. This Agreement will not be construed more strictly against one Party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and the Company have contributed substantially and materially to the preparation and negotiation of this Agreement.

Section 16.11 Entire Agreement; Amendment; Waiver. This Agreement and the Exhibits and Schedules attached hereto and thereto contain the final and entire agreement between the parties hereto with respect to the contribution of the LLC Interest and are intended to be an integration of all prior negotiations and understandings. The Company, Contributor, and their agents will not be bound by any terms, conditions, statements, warranties, or representations, whether oral or written, that are not contained herein. No change or modifications to this Agreement will be valid unless the same is in writing and signed by the parties hereto. The Company reserves the right to waive any of the terms or conditions of this Agreement that are for the benefit of the Company and to accept the Property in accordance with the terms and conditions of this Agreement that have not been so waived. Any waiver must be in writing signed by the Company.

Section 16.12 Severability. If any one or more of the provisions herein is for any reason held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provision herein, and this Agreement will be construed as if the invalid, illegal, or unenforceable provision had never been contained herein.

Section 16.13 Survival. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement will not survive the Closing Date.

Section 16.14 Confidentiality. Neither the Company, Contributor, nor their respective agents shall issue any press releases nor make any public statement, public announcement, or public disclosures of any kind concerning the subject matter hereof, structure of the transactions or the status of negotiations conducted hereunder except as may be jointly agreed to by the Company and Contributor or as either of them may consider necessary in order to satisfy the requirements of applicable law or as required by the Company to comply with any regulatory disclosure requirements of the Securities Exchange Commission or other Governmental Authority. The provisions of this Section shall survive Closing.

Section 16.15 Rule 3.14 Audit. For one (1) year (1) following the Closing Date, Contributor agrees to reasonably cooperate with the Company and the Company’s accountants in providing any information necessary for the Company to obtain a 3-14 (P&L) audit related to the Property; provided, that Contributor shall not be required to incur any third party costs or expenses in connection therewith.

Section 16.16 Waiver of Right of First Refusal. Contributors hereby waive any right of first refusal they may have under the Amended and Restated Operating Agreement of the Owner, dated April 15, 2014, with respect to the contribution of the LLC Interest to the Company as set forth in this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Contribution Agreement as of the Effective Date.

CONTRIBUTOR:

/s/ Michael T. Cartwright
Michael T. Cartwright

Address:
1070 Vaughn Crest Drive
Franklin, Tennessee 37069

/s/ Jerrod N. Menz
Jerrod N. Menz

Address:
1021 Vaughn Crest Drive
Franklin, Tennessee 37069

/s/ Kirk R. Manz
Kirk R. Manz

Address:
109 Postwood Place
Nashville, Tennessee 37205

With a copy to:

Reisman Sorokac
8965 South Eastern Avenue, Suite 382
Las Vegas, Nevada 89123
Telephone: (702) 727-6258
Facsimile: (702) 446-6756
Email: esorokac@rsnvlaw.com
Attention: Elizabeth M. Sorokac

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

COMPANY:

AAC Holdings, Inc., a Nevada corporation

By:	/s/ Kathryn Sevier Phillips
Name:	Kathryn Sevier Phillips
Title:	General Counsel and Secretary

Address:
c/o American Addiction Centers, Inc.
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027
Telephone: (615) 732-1366
Facsimile: (615) 691-7130
Email: ksphillips@ContactAAC.com
Attention: Kathryn Sevier Phillips

With a copy to:

Bass, Berry & Sims, PLC
100 Peabody Place, Suite 900
Memphis, TN 38103
Telephone: (901) 543-5943 Facsimile: (901) 543-5999
Email: guhlhorn@bassberry.com
Attention: T. Gaillard Uhlhorn, V

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

JOINDER

Owner joins the execution of this Agreement solely for the purpose of making the representations and warranties in Article 6 hereof.

OWNER:

Behavioral Healthcare Realty, LLC, a Delaware limited liability company

By	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Manager

Address:
115 East Park Drive, Second Floor
Brentwood, Tennessee 37027
Telephone: (615) 309-6010
Facsimile: (615) 691-7130
Email: fitrx@live.com
Attention: Michael T. Cartwright

With a copy to:

Reisman Sorokac
8965 South Eastern Avenue, Suite 382
Las Vegas, Nevada 89123
Telephone: (702) 727-6258
Facsimile: (702) 446-6756
Email: esorokac@rsnvlaw.com
Attention: Elizabeth M. Sorokac